EXECUTION COPY

Exhibit 10.1

SECOND AMENDMENT AND WAIVER, dated as of November 4, 2005 (“Amendment”), to CREDIT AND SECURITY AGREEMENT, dated as of June 29, 2004 (as amended from time to time, the “Credit Agreement”), among INFOTECH USA, INC., a New Jersey corporation, as borrower (the “Borrower”), INFOTECH USA, INC., a Delaware corporation, and INFORMATION TECHNOLOGY SERVICES, INC., a New York corporation, as guarantors (together with the Borrower, the “Obligors”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, acting through its Wells Fargo Business Credit operating division (the “Lender”). Terms which are capitalized in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

WHEREAS, the Obligors have requested that the Lender waive as an Event of Default a violation of one of the financial covenants contained in the Credit Agreement, and modify certain terms of the Credit Agreement, and the Lender has agreed to the foregoing request, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Obligors and the Lender hereby agree as follows:

Section One.     Amendments. Effective as of the date hereof, upon satisfaction of the conditions precedent set forth in Section Five hereof, the Credit Agreement is hereby amended as follows:

(a)    Clause (i) of the definition of the term “Eligible Accounts” in Section 1.1 of the Credit Agreement is deleted in its entirety and the following substituted in lieu thereof:

“(i) (a) That portion of Accounts (other than Accounts owing by Hackensack University Medical Center to the Borrower) unpaid 91 days or more after the invoice date or 61 days or more after the original due date (without reducing such amount by the amount of any credit balances); and (b) that portion of Accounts owing by Hackensack University Medical Center to the Borrower unpaid 121 days or more after the invoice date or 91 days or more after the original due date (without reducing such amount by the amount of any credit balances);”

(b)    Section 6.2(c) Minimum Net Income. As of the end of each period set forth below, the Obligors will have achieved Net Income, on a cumulative quarterly basis, of not less than the amount set forth below opposite such period:

	“Period	Minimum Net Income
A.	fiscal quarter ending in December 2005	$(200,000)

B.	two (2) fiscal quarters ending in March 2006	$(292,000)

C.	three (3) fiscal quarters ending in June 2006	$(301,000)

D.	four (4) fiscal quarters ending in September 2006	$(386,000)

As of the end of each fiscal quarter ending after September 30, 2006, the Obligors will have Net Income on a cumulative quarterly basis of not less than eighty percent (80%) of the projected cumulative Net Income of the Obligors for such period, as set forth in the projections for such period delivered to the Lender. The Obligors’ failure to deliver projections to the Lender pursuant to Section 6.1(d) that are acceptable to the Lender, in its sole discretion, shall constitute an Event of Default.”

Section Two.     Waivers. The Obligors have notified the Lender that the Obligors’ cumulative Net Income for the fiscal year ended September 30, 2005, is expected to be less than $(60,000). The failure of the Obligors to have cumulative Net Income for the fiscal year ended September 30, 2005 in an amount equal to at least $(60,000) (which amount equals 80% of the projected cumulative Net Income for such period), in violation of Section 6.2(c) of the Credit Agreement, constitutes an Event of Default under Section 7.1(b) of the Credit Agreement. The Event of Default expressly referred to in this paragraph is herein referred to as the “Designated Default.”

Effective as of the date hereof, upon the satisfaction of the conditions precedent set forth in Section Five hereof, the Lender hereby waives the Designated Default as an Event of Default. Nothing herein shall constitute a waiver by the Lender of any other Default or Event of Default, whether or not the Lender has any knowledge thereof, nor shall anything herein be deemed a waiver by the Lender of any Default or Event of Default which may occur after the date of this Amendment.

Section Three.     Amendment and Waiver Fee. In consideration for the amendments and waiver provided herein, the Borrower shall pay to the Lender a non-refundable fee in the amount of $25,000 (the “Amendment Fee”), which fee shall be fully earned on the date hereof and shall be payable in three (3) installments as follows: (a) $10,000 on January 2, 2006; (b) $10,000 on February 6, 2006; and (c) $5,000 on March 6, 2006. The failure of the Borrower to pay any installment of the Amendment Fee shall constitute an Event of Default.

Section Four.     Representations and Warranties. To induce the Lender to enter into this Amendment, each Obligor warrants and represents to the Lender as follows:

(a)    all of the representations and warranties contained in the Credit Agreement and each other Loan Document continue to be true and correct in all material respects as of the date hereof, as if repeated as of the date hereof, except for such representations and warranties which, by their terms, are only made as of a previous date;

(b)    the execution, delivery and performance of this Amendment by each Obligor is within its corporate powers, has been duly authorized by all necessary corporate action on its part, and each Obligor has received all necessary consents and approvals (if any shall be required) for the execution and delivery of this Amendment;

(c)    upon its execution, this Amendment shall constitute the legal, valid and binding obligation of each Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity;

(d)    no Obligor is in default under any indenture, mortgage, deed of trust, or other material agreement or material instrument to which it is a party or by which it may be bound. Neither the execution and delivery of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any law or regulation applicable to any Obligor, (ii) cause a violation by any Obligor of any order or decree of any court or government instrumentality applicable to it, (iii) conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or material instrument to which any Obligor is a party or by which it may be bound, (iv) result in the creation or imposition of any lien, charge, or encumbrance upon any property of any Obligor, except in favor of the Lender, to secure the Obligations, or (v) violate any provision of the Constituent Documents of any Obligor;

(e)    no Default or Event of Default has occurred and is continuing, except for the Designated Default which has been waived pursuant to Section Two hereof; and

(f)    since September 30, 2005, no change or event has occurred which has had or is reasonably likely to have a Material Adverse Effect.

Section Five.     Conditions Precedent. This Amendment shall become effective upon the date on which all of the following events shall have occurred; provided, however, that in the event that all of the following events shall not have occurred on or before November 8, 2005, then this Amendment shall thereafter be null and void and cease to be of any force and effect:

(a)    the Lender shall have received this Amendment, duly executed by each Obligor;

(b)    the Lender shall have received payment of all fees and disbursements incurred by the Lender in connection with the preparation, negotiation and closing of this Amendment and the transactions contemplated to occur hereunder; and

(c)    except for the Designated Default which has been waived pursuant to Section Two hereof, no Default or Event of Default shall have occurred and be continuing, and no event or development which has had or is reasonably likely to have a Material Adverse Effect shall have occurred, in each case since the date of the financial statements referred to above.

Section Six.     General Provisions.

(a)    Except as herein expressly amended, the Credit Agreement and all of the other Loan Documents are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

(b)    All references to the Credit Agreement in the Loan Documents shall mean the Credit Agreement as amended as of the effective date hereof, and as amended hereby and as hereafter amended, supplemented and modified from time to time.

(c)    This Amendment embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supercedes all prior agreements, commitments, arrangements, negotiations or understandings, whether written or oral, of the parties with respect thereto.

(d)    This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law principals thereof.

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IN WITNESS WHEREOF, the Obligors and the Lender have signed below to indicate their agreement with the foregoing and their intent to be bound thereby.

INFOTECH USA, INC., a New Jersey corporation By: /s/ J. Robert Patterson Name: J. Robert Patterson Title: Secretary and Treasurer

INFOTECH USA, INC., a Delaware corporation By: /s/ J. Robert Patterson Name: J. Robert Patterson Title: Chief Financial Officer, Vice President and Treasurer

INFORMATION TECHNOLOGY SERVICES, INC. By:/s/ J. Robert Patterson Name: J. Robert Patterson Title: Chief Financial Officer, Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, acting through its Wells Fargo Business Credit operating division By: /s/ Sal Mutone Name: Sal Mutone Title: Vice President